EXHIBIT 10.24

Amended and Restated
Employment Agreement
between
Hudson City Savings Bank
and
John M. Tassillo
Made and Entered into
as of June 7, 2005

Hudson City Savings Bank
Amended and Restated Employment Agreement
          This Amended And Restated Employment Agreement (the “Agreement”) is made and entered into as of June 7, 2005 between Hudson City Savings Bank, a savings bank organized and operating under the federal laws of the United States and having an office at West 80 Century Road, Paramus, New Jersey 07652-1473 (the “Bank”) and John M. Tassillo, an individual residing at 151 Prospect Ave. Apt 6e1 Hackensack, New Jersey 07601 (the “Executive”).
Introductory Statement
          The Executive currently serves Hudson City Bancorp, Inc., a business corporation organized and operating under the laws of the State of Delaware and having an office at West 80 Century Road, Paramus, New Jersey 07652-1473 (the “Company”) and the Bank, a wholly owned subsidiary of the Company, in an executive capacity pursuant to an Employment Agreement between the Executive, the Company and the Bank made and entered into as of July 13, 1999 (the “Prior Agreement”). The Board of Directors of the Bank (“Board”) has determined that it is in the best interests of the Bank to amend and restate the Prior Agreement to reflect the Bank’s conversion from a New Jersey chartered savings bank to a federal savings association and to reflect other changes in the Bank’s operating environment. The Executive has agreed to this amendment and restatement.
          The terms and conditions which the Bank and the Executive have agreed to are as follows.
Agreement
          Section 1. Employment.
          The Bank hereby continues to employ the Executive, and the Executive hereby accepts such continued employment, during the period and upon the terms and conditions set forth in this Agreement.
          Section 2. Employment Period; Remaining Unexpired Employment Period.
          (a) The Bank shall employ the Executive during an initial period of three (3) years beginning on the date hereof (the “Employment Commencement Date”) and ending on the day before the third (3rd) anniversary of the Employment Commencement Date, and during the period of any additional extensions described in section 2(b) (the “Employment Period”).
          (b) The Board shall conduct an annual review of the Executive’s performance on or about each anniversary of the Employment Commencement Date (each, an “Anniversary Date”) and may, on the basis of such review and by written notice to the Executive, offer to extend the Employment Period through the day before the third (3rd) anniversary of the relevant Anniversary Date. In such event, the Employment Period shall be deemed extended in the absence of objection from the Executive by written notice to Bank given within ten (10) business days after his receipt of the Bank’s offer of extension.
          (c) Except as otherwise expressly provided in this Agreement, any reference in this Agreement to the term “Remaining Unexpired Employment Period” as of any date shall mean the period beginning on such date and ending on the day before the third (3rd) anniversary of the Employment Commencement Date or, if later, on the day before the third (3rd) anniversary of the last Anniversary Date as of which the Employment Period was extended pursuant to section 2(b).

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          (d) Nothing in this Agreement shall be deemed to prohibit the Bank from terminating the Executive’s employment before the end of the Employment Period with or without notice for any reason. This Agreement shall determine the relative rights and obligations of the Bank and the Executive in the event of any such termination. In addition, nothing in this Agreement shall require the termination of the Executive’s employment at the expiration of the Employment Period. If the Executive’s employment continues beyond the expiration of the Employment Period, any such continuation shall be on an “at-will” basis unless the Bank and the Executive agree otherwise.
          Section 3. Duties.
          (a) The Executive shall serve as Executive Vice President and Treasurer of the Company. The Executive shall have such power, authority and responsibility and perform such duties as are prescribed by or under the By-Laws of the Bank, and as are customarily associated with such positions. The Executive shall devote his full business time and attention (other than during weekends, holidays, approved vacation periods, and periods of illness or approved leaves of absence, and other than his performance of services pursuant to the terms of the employment agreement between the Company and the Executive, dated as of the date hereof (“Company Agreement”)) to the business and affairs of the Bank and shall use his best efforts to advance its best interests.
          (b) If duly elected, the Executive shall serve as a member of the Board and as Chairman of the Board (or in another position as a member of the Board), without additional remuneration therefor; provided, however, that failure to elect the Executive to the position of Chairman of the Board (or other position as a member of the Board) shall not by itself constitute a breach of the Agreement or entitle the Executive to severance benefits hereunder.
          Section 4. Cash Compensation.
          In consideration for the services to be rendered by the Executive hereunder, the Bank shall pay to him a salary at an initial annual rate of Three Hundred Eighty Thousand dollars ($380,000), payable in approximately equal installments in accordance with the Bank’s customary payroll practices for senior officers. The Board shall review the Executive’s annual rate of salary at such times during the Employment Period as it deems appropriate, but not less frequently than once every twelve (12) months, and may, in its discretion, approve a salary increase. In addition to salary, the Executive may receive other cash compensation from the Bank for services hereunder at such times, in such amounts and on such terms and conditions as the Board may determine. If the Executive is discharged or suspended, or is subject to any regulatory prohibition or restriction with respect to participation in the affairs of the Bank, he shall continue to perform services for the Company in accordance with the terms of the Company Agreement, but shall not directly or indirectly provide services to or participate in the affairs of the Bank in a manner inconsistent with the terms of such discharge or suspension or any applicable regulatory order.
          Section 5. Employee Benefit Plans and Programs.
          During the Employment Period, the Executive shall be treated as an employee of the Bank and shall be entitled to participate in and receive benefits under any and all qualified or non-qualified retirement, pension, savings, profit-sharing or stock bonus plans, any and all group life, health (including hospitalization, medical and major medical), dental, accident and long-term disability insurance plans, and any other employee benefit and compensation plans (including, but not limited to, any incentive compensation plans or programs, stock option and appreciation rights plans and restricted stock plans) as may from time to time be maintained by, or cover employees of, the Bank, in accordance with the terms and conditions of such employee benefit plans and programs and compensation plans and

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programs and consistent with the Bank’s customary practices in each case as applied to senior executive officers of the Bank.
          Section 6. Indemnification and Insurance.
          (a) During the Employment Period and for a period of six years thereafter, the Bank shall cause the Executive to be covered by and named as an insured under any policy or contract of insurance obtained by it to insure its directors and officers against personal liability for acts or omissions in connection with service as an officer or director of the Bank or service in other capacities at the Bank’s request. The coverage provided to the Executive pursuant to this section 6 shall be of the same scope and on the same terms and conditions as the coverage (if any) provided to other officers or directors of the Bank.
          (b) To the maximum extent permitted under applicable law, during the Employment Period and for a period of six years thereafter, the Bank shall indemnify the Executive against and hold him harmless from any costs, liabilities, losses and exposures to the fullest extent and on the most favorable terms and conditions that similar indemnification is offered to any director or officer of the Bank or any subsidiary or affiliate thereof.
          Section 7. Outside Activities.
          The Executive may serve as a member of the boards of directors of such business, community and charitable organizations as he may disclose to and as may be approved by the Board (which approval shall not be unreasonably withheld); provided, however, that such service shall not materially interfere with the performance of his duties under this Agreement. The Executive may also engage in personal business and investment activities which do not materially interfere with the performance of his duties hereunder; provided, however, that such activities are not prohibited under any code of conduct or investment or securities trading policy established by the Bank and generally applicable to all similarly situated executives.
          Section 8. Working Facilities and Expenses.
          The Executive’s principal place of employment shall be at the Bank’s executive offices at the address first above written, or at such other location as the Bank and the Executive may mutually agree upon. The Bank shall provide the Executive at his principal place of employment with a private office, secretarial services and other support services and facilities suitable to his positions with the Bank and necessary or appropriate in connection with the performance of his assigned duties under this Agreement. The Bank shall reimburse the Executive for his ordinary and necessary business expenses, including, without limitation, his travel and entertainment expenses incurred in connection with the performance of his duties under this Agreement, in each case upon presentation to the payer of an itemized account of such expenses in such form as the Bank may reasonably require.
          Section 9. Termination of Employment Due to Death.
          The Executive’s employment with the Bank shall terminate, automatically and without any further action on the part of any party to this Agreement, on the date of the Executive’s death. In such event:
          (a) The Bank shall pay to the Executive’s estate his earned but unpaid compensation (including, without limitation, salary and all other items which constitute wages under applicable law) as of the date of his termination of employment. This payment shall be made at the time and in the manner

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prescribed by law applicable to the payment of wages but in no event later than 30 days after the date of the Executive’s termination of employment.
          (b) The Bank shall provide the benefits, if any, due to the Executive’s estate, surviving dependents or designated beneficiaries under the employee benefit plans and programs and compensation plans and programs maintained for the benefit of the officers and employees of the Bank. The time and manner of payment or other delivery of these benefits and the recipients of such benefits shall be determined according to the terms and conditions of the applicable plans and programs.
The payments and benefits described in sections 9(a) and (b) shall be referred to in this Agreement as the “Standard Termination Entitlements.”
          Section 10. Termination Due to Disability.
          The Bank may terminate the Executive’s employment upon a determination, by vote of a majority of the members of the Board, acting in reliance on the written advice of a medical professional acceptable to them, that the Executive is suffering from a physical or mental impairment which, at the date of the determination, has prevented the Executive from performing his assigned duties on a substantially full-time basis for a period of at least one hundred and eighty (180) days during the period of one (1) year ending with the date of the determination or is likely to result in death or prevent the Executive from performing his assigned duties on a substantially full-time basis for a period of at least one hundred and eighty (180) days during the period of one (1) year beginning with the date of the determination. In such event:
          (a) The Bank shall pay and deliver to the Executive (or in the event of his death before payment, to his estate and surviving dependents and beneficiaries, as applicable) the Standard Termination Entitlements.
          (b) In addition to the Standard Termination Entitlements, the Bank shall continue to pay the Executive his base salary, at the annual rate in effect for him immediately prior to the termination of his employment, during a period ending on the earliest of: (i) the expiration of one hundred and eighty (180) days after the date of termination of his employment; (ii) the date on which long-term disability insurance benefits are first payable to him under any long-term disability insurance plan covering employees of the Bank or the Company (the “LTD Eligibility Date”); (iii) the date of his death; and (iv) the expiration of the Remaining Unexpired Employment Period (the “Initial Continuation Period”). If the end of the Initial Continuation Period is neither the LTD Eligibility Date nor the date of his death, the Bank shall continue to pay the Executive his base salary, at an annual rate equal to sixty percent (60%) of the annual rate in effect for him immediately prior to the termination of his employment, during an additional period ending on the earliest of the LTD Eligibility Date, the date of his death and the expiration of the Remaining Unexpired Employment Period.
A termination of employment due to disability under this section 10 shall be effected by notice of termination given to the Executive by the Bank and shall take effect on the later of the effective date of termination specified in such notice or the date on which the notice of termination is deemed given to the Executive.
          Section 11. Discharge with Cause.
          (a) The Bank may terminate the Executive’s employment during the Employment Period, and such termination shall be deemed to have occurred with “Cause” only if:

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     (i) the Board, by a majority vote of its membership, determines that the Executive should be terminated because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order, or material breach of any provision of this Agreement, in each case as measured against standards generally prevailing at the relevant time in the savings and community banking industry; and
     (ii) at least forty-five (45) days prior to the votes contemplated by section 11(a)(i), the Bank has provided the Executive with notice of intent to discharge the Executive for Cause, detailing with particularity the facts and circumstances which are alleged to constitute Cause (the “Notice of Intent to Discharge”); and
     (iii) after the giving of the Notice of Intent to Discharge and before the taking of the votes contemplated by section 11(a)(i), the Executive (together with his legal counsel, if he so desires) is afforded a reasonable opportunity to make both written and oral presentations before the Board for the purpose of refuting the alleged grounds for Cause for his discharge; and
     (iv) after the votes contemplated by section 11(a)(i), the Bank has furnished to the Executive a notice of termination which shall specify the effective date of his termination of employment (which shall in no event be earlier than the date on which such notice is deemed given) and include a copy of a resolution adopted by the Board, certified by the corporate secretary and signed by each member of the Board voting in favor of adoption of the resolution, authorizing the termination of the Executive’s employment with Cause and stating with particularity the facts and circumstances found to constitute Cause for his discharge (the “Final Discharge Notice”).
For purposes of this section 11, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Bank. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the written advice of counsel for the Bank shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Bank.
          (b) If the Executive is discharged during the Employment Period with Cause, the Bank shall pay and provide to him (or, in the event of his death, to his estate, his surviving beneficiaries and his dependents) the Standard Termination Entitlements only. Following the giving of a Notice of Intent to Discharge, the Bank may temporarily suspend the Executive’s duties and authority and, in such event, may also suspend the payment of salary and other cash compensation, but not the Executive’s participation in retirement, insurance and other employee benefit plans. If the Executive is not discharged, or is discharged without Cause, within forty-five (45) days after the giving of a Notice of Intent to Discharge, all payments withheld during the period of suspension shall be promptly restored and, if no termination has occurred, payments of salary and cash compensation shall resume. If the Executive is discharged with Cause not later than forty-five (45) days after the giving of the Notice of Intent to Discharge, all payments withheld during the period of suspension shall be deemed forfeited and shall not be included in the Standard Termination Entitlements. If a Final Discharge Notice is given later than forty-five (45) days, but sooner than ninety (90) days, after the giving of the Notice of Intent to Discharge, all payments made to the Executive during the period beginning with the giving of the Notice of Intent to Discharge and ending with the Executive’s discharge with Cause shall be retained by the Executive and shall not be applied to offset the Standard Termination Entitlements. If the Bank does not

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give a Final Discharge Notice to the Executive within ninety (90) days after giving a Notice of Intent to Discharge, the Notice of Intent to Discharge shall be deemed withdrawn and any future action to discharge the Executive with Cause shall require the giving of a new Notice of Intent to Discharge.
          Section 12. Discharge without Cause.
          The Bank may discharge the Executive at any time during the Employment Period and, unless such discharge constitutes a discharge with Cause:
          (a) The Bank shall pay and deliver to the Executive (or in the event of his death before payment, to his estate and surviving dependents and beneficiaries, as applicable) the Standard Termination Entitlements.
          (b) In addition to the Standard Termination Entitlements:
     (i) During the Remaining Unexpired Employment Period, the Bank shall provide for the Executive and his dependents continued group life, health (including hospitalization, medical and major medical), dental, accident and long-term disability insurance benefits on substantially the same terms and conditions (including any required premium-sharing arrangements, co-payments and deductibles) in effect for them immediately prior to the Executive’s termination. The coverage provided under this section 12(b)(i) may, at the election of the Bank, be secondary to the coverage provided as part of the Standard Termination Entitlements and to any employer-paid coverage provided by a subsequent employer or through Medicare, with the result that benefits under the other coverages will offset the coverage required by this section 12(b)(i).
     (ii) The Bank shall make a lump sum payment to the Executive (or, in the event of his death before payment, to his estate), in an amount equal to the estimated present value of the salary that the Executive would have earned if he had continued working for the Bank during the Remaining Unexpired Employment Period at the highest annual rate of salary achieved during the period of three (3) years ending immediately prior to the date of termination (the “Salary Severance Payment”). The Salary Severance Payment shall be computed using the following formula:
where: “SSP” is the amount of the Salary Severance Payment (before the deduction of applicable federal, state and local withholding taxes); “BS” is the highest annual rate of salary achieved by the Executive during the period of three (3) years ending immediately prior to the date of termination; “PR” is the number of payroll periods that occur during a year under the Bank’s normal payroll practices; “I” equals the applicable federal short term rate established under section 1274 of the Internal Revenue Code of 1986 (the “Code”) for the month in which the Executive’s termination of employment occurs (the “Short Term AFR”) and “n” equals the product of the Remaining Unexpired Employment Period at the Executive’s termination of employment (expressed in years and fractions of years) multiplied by the number of payroll periods that occur during a year under the Bank’s normal payroll practices. The Salary Severance Payment shall be made within five (5) business days after the Executive’s termination of employment and shall be in lieu of any claim to a continuation of base salary which the Executive might otherwise

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have and in lieu of cash severance benefits under any severance benefits program which may be in effect for officers or employees of the Bank.
     (iii) The Bank shall make a lump sum payment to the Executive (or, in the event of his death before payment, to his estate), in an amount equal to the estimated present value of the annual bonuses (if any) that the Executive would have earned if he had continued working for the Bank during the Remaining Unexpired Employment Period at the highest annual rate of salary achieved during the period of three (3) years ending immediately prior to the date of termination (the “Bonus Severance Payment”). The Bonus Severance Payment shall be computed using the following formula:
BSP = SSP x (ABP / ASP)
where: “BSP” is the amount of the Bonus Severance Payment (before the deduction of applicable federal, state and local withholding taxes); “SSP” is the amount of the Salary Severance Payment (before the deduction of applicable federal, state and local withholding taxes); “ABP” is the aggregate of the annual bonuses paid or declared (whether or not paid) for the most recent period of three (3) calendar years to end on or before the Executive’s termination of employment; and “ASP” is the aggregate base salary actually paid to the Executive during such period of three (3) calendar years (excluding any year for which no bonus was declared or paid). The Bonus Severance Payment shall be made within five (5) business days after the Executive’s termination of employment and shall be in lieu of any claim to a continuation of participation in annual bonus plans of the Bank which the Executive might otherwise have.
     (iv) The Bank shall pay to the Executive (or in the event of his death, to his estate), a lump sum payment in an amount equal to the excess (if any) of: (A) the present value of the aggregate benefits to which he would be entitled under any and all tax-qualified and non-tax-qualified defined benefit plans maintained by, or covering employees of, the Bank (the “Pension Plans”) if he had continued working for the Bank during the Remaining Unexpired Employment Period; over (B) the present value of the benefits to which the Executive and his spouse and/or designated beneficiaries are actually entitled under such plans (the “Pension Severance Payment”). The Pension Severance Payment shall be computed according to the following formula:
PSP = PPB – APB
where: “PSP” is the amount of the Pension Severance Payment (before deductions for applicable federal, state and local withholding taxes); “APB” is the aggregate lump sum present value of the actual vested pension benefits payable under the Pension Plans in the form of a straight life annuity beginning at the earliest date permitted under the Pension Plans, computed on the basis of the Executive’s life expectancy at the earliest date on which payments under the Pension Plans could begin, determined by reference to Table VI of section 1.72-9 of the Income Tax Regulations (the “Assumed Life Expectancy”), and on the basis of an interest rate assumption equal to the “applicable interest rate” determined in accordance with section 417(e)(3)(A)(II) of the Code (the “417(e) Rate”); and “PPB” is the lump sum present value of the pension benefits (whether or not vested) that would be payable under the Pension Plans in the form of a straight life annuity beginning at the earliest date permitted under the Pension Plans, computed on the basis that the Executive’s actual age at termination of employment is his attained age as of his last birthday that would occur during the Remaining Unexpired Employment Period, that

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his service for benefit accrual purposes under the Pension Plans is equal to the aggregate of his actual service plus the Remaining Unexpired Employment Period, that his average compensation figure used in determining his accrued benefit is equal to the highest annual rate of salary achieved by the Executive during the period of three (3) years ending immediately prior to the date of termination, that the Executive’s life expectancy at the earliest date on which payments under the Pension Plans could begin is the Assumed Life Expectancy and that the interest rate assumption used is equal to the 417(e) Rate. The Pension Severance Payment shall be made within five (5) business days after the Executive’s termination of employment and shall be in lieu of any claim to any actual increase in his accrued benefits under the Pension Plans in respect of the Remaining Unexpired Employment Period.
     (v) The Bank shall pay to the Executive (or in the event of his death, to his estate) a lump sum payment in an amount equal to the present value of the additional employer contributions that would have been credited directly to his account(s) under any and all tax-qualified and non-tax qualified defined contribution plans maintained by, or covering employees of, the Bank (the “Non-ESOP DC Plans”), plus the fair market value of the additional shares of employer securities or other property that would have been allocated to his account as a result of employer contributions or dividends under any tax-qualified leveraged employee stock ownership plan and any related non-tax-qualified supplemental plan maintained by, or covering employees of, the Bank (the “ESOP Plans”) if he had continued in employment during the Remaining Unexpired Employment Period (the “Defined Contribution Severance Payment”). The Defined Contribution Severance Payment shall be computed according to the following formula:
DCSP = [SSP x (EC / BS)] + [(STK + PROP) x Y]
where: “DCSP” is the amount of the Defined Contribution Severance Payment (before deductions for applicable federal, state and local withholding taxes); “SSP” is the amount of the Salary Severance Payment (before deductions for applicable federal, state and local withholding taxes); “EC” is the amount of employer contributions actually credited to the Executive’s accounts under the Non-ESOP Plans for the last plan year to end before his termination of employment; “BS” is the Executive’s compensation taken into account in computing EC; “Y” is the aggregate (expressed in years and fractions of years) of the Remaining Unexpired Employment Period and the number of years and fractions of years that have elapsed between the end of plan year for which EC was computed and the date of the Executive’s termination of employment; “STK” is the fair market value (determined by the final reported sales price for stock of the same class on the last trading day before the Executive’s termination of employment) of the employer securities actually allocated to the Executive’s accounts under the ESOP Plans in respect of employer contributions and dividends applied to loan amortization payments for the last plan year to end before his termination of employment; and “PROP” is the fair market value (determined as of the day before the Executive’s termination of employment using the same valuation methodology used to value the assets of the ESOP Plans) of the property other than employer securities actually allocated to the Executive’s accounts under the ESOP Plans in respect of employer contributions and dividends applied to loan amortization payments for the last plan year to end before his termination of employment. The Defined Contribution Severance Payment shall be made within five (5) business days after the Executive’s termination of employment and shall be in lieu of any claim to any actual increase in his accounts under the Non-ESOP DC Plans and the ESOP Plans in respect of the Remaining Unexpired Employment Period.

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     (vi) At the election of the Bank made within 30 days following the Executive’s termination of employment, upon the surrender of options or appreciation rights issued to the Executive under any stock option or appreciation rights plan or program maintained by, or covering employees of, the Bank, the Bank shall make a lump sum payment in an amount equal to the product of:
     (A) the excess of (I) the fair market value of a share of stock of the same class as the stock subject to the option or appreciation right, determined as of the date of termination of employment, over (II) the exercise price per share for such option or appreciation right, as specified in or under the relevant plan or program; multiplied by
     (B) the number of shares with respect to which options or appreciation rights are being surrendered.
For the purpose of computing this payment, the Executive shall be deemed fully vested in all options and appreciation rights under any stock option or appreciation rights plan or program maintained by, or covering employees of, the Bank, even if he is not vested under such plan or program.
     (vii) At the election of the Bank made within 30 days following the Executive’s termination of employment, upon the surrender of any shares awarded to the Executive under any restricted stock plan maintained by, or covering employees of, the Bank, the Bank shall make a lump sum payment in an amount equal to the product of:
     (A) the fair market value of a share of stock of the same class of stock granted under such plan, determined as of the date of the Executive’s termination of employment; multiplied by
     (B) the number of shares which are being surrendered.
For purposes of computing this payment, the Executive shall be deemed fully vested in all shares awarded under any restricted stock plan maintained by, or covering employees of, the Bank, even if he is not vested under such plan.
The payments and benefits described in section 12(b) are referred to in this Agreement as the “Additional Termination Entitlements”.
          Section 13. Resignation.
          (a) The Executive may resign from his employment with the Bank at any time. A resignation under this section 13 shall be effected by notice of resignation given by the Executive to the Bank and shall take effect on the later of the effective date of termination specified in such notice or the date on which the notice of termination is deemed given by the Executive. The Executive’s resignation from any of the positions within the Bank to which he has been assigned shall be deemed a resignation from all such positions.
          (b) The Executive’s resignation shall be deemed to be for “Good Reason” if the effective date of resignation occurs within ninety (90) days after any of the following:

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     (i) the failure of the Bank (whether by act or omission of the Board, or otherwise) to appoint or re-appoint or elect or re-elect the Executive to the position(s) with the Bank specified in section 3 of this Agreement (other than to any such position as an officer of the Board) or to a more senior office;
     (ii) if the Executive is or becomes a member of the Board, the failure of the Bank’s shareholders (whether in an election in which the Executive stands as a nominee or in an election where the Executive is not a nominee) to elect or re-elect the Executive to membership at the expiration of his term of membership, unless such failure is a result of the Executive’s refusal to stand for election;
     (iii) a material failure by the Bank, whether by amendment of its certificate of incorporation or organization, by-laws, action of the Board or otherwise, to vest in the Executive the functions, duties, or responsibilities prescribed in section 3 of this Agreement (other than such functions, duties or responsibilities associated with a position as an officer of the Board); provided that the Executive shall have given notice of such failure to the Bank, and the Bank has not fully cured such failure within thirty (30) days after such notice is deemed given;
     (iv) any reduction of the Executive’s rate of base salary in effect from time to time, whether or not material, or any failure (other than due to reasonable administrative error that is cured promptly upon notice) to pay any portion of the Executive’s compensation as and when due;
     (v) any change in the terms and conditions of any compensation or benefit program in which the Executive participates which, either individually or together with other changes, has a material adverse effect on the aggregate value of his total compensation package, disregarding for this purpose any change that results from an across-the-board reduction that affects all similarly situated employees in a similar manner; provided that the Executive shall have given notice of such material adverse effect to the Bank, and the Bank has not fully cured such failure within thirty (30) days after such notice is deemed given;
     (vi) any material breach by the Bank of any material term, condition or covenant contained in this Agreement; provided that the Executive shall have given notice of such material adverse effect to the Bank, and the Bank has not fully cured such failure within thirty (30) days after such notice is deemed given; or
     (vii) a change in the Executive’s principal place of employment, without his consent, to a place that is not the principal executive office of the Bank, or a relocation of the Bank’s principal executive office to a location that is both more than twenty-five (25) miles away from the Executive’s principal residence and more than twenty-five (25) miles away from the location of the Bank’s principal executive office on the date of this Agreement.
In all other cases, a resignation by the Executive shall be deemed to be without Good Reason.
          (c) In the event of the Executive’s resignation before the expiration of the Employment Period, the Bank shall pay and deliver the Standard Termination Entitlements. In addition, if the Executive’s resignation is deemed to be a resignation with Good Reason, the Bank shall also pay and deliver the Additional Termination Entitlements.

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          Section 14. Terms and Conditions of the Additional Termination Entitlements.
          The Bank and the Executive hereby stipulate that the damages which may be incurred by the Executive following any termination of employment are not capable of accurate measurement as of the date first above written and that the Additional Termination Entitlements constitute reasonable damages therefor under the circumstances and shall be payable without any requirement of proof of actual damage and without regard to the Executive’s efforts, if any, to mitigate damages. The Bank and the Executive further agree that the Bank may condition the payment and delivery of the Additional Termination Entitlements on the receipt of the Executive’s resignation from any and all positions which he holds as an officer, director or committee member with respect to the Company, the Bank or any subsidiary or affiliate of either of them.
          Section 15. Termination Upon or Following a Change of Control.
          (a) A “Change of Control” shall be deemed to have occurred upon the happening of any of the following events:
     (i) the consummation of a reorganization, merger or consolidation of the Bank with one or more other persons, other than a transaction following which:
     (A) at least 51% of the equity ownership interests of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”)) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the outstanding equity ownership interests in the Bank; and
     (B) at least 51% of the securities entitled to vote generally in the election of directors of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the securities entitled to vote generally in the election of directors of the Bank;
     (ii) the acquisition of all or substantially all of the assets of the Bank or beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the outstanding securities of the Bank entitled to vote generally in the election of directors by any person or by any persons acting in concert;
     (iii) a complete liquidation or dissolution of the Bank;
     (iv) the occurrence of any event if, immediately following such event, at least 50% of the members of the Board of Directors of the Bank do not belong to any of the following groups:
     (A) individuals who were members of the Board of Directors of the Bank on the date of this Agreement; or

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     (B) individuals who first became members of the Board of Directors of the Bank after the date of this Agreement either:
     (1) upon election to serve as a member of the Board of Directors of the Bank by affirmative vote of three-quarters of the members of such board, or of a nominating committee thereof, in office at the time of such first election; or
     (2) upon election by the shareholders of the Board of Directors of the Bank to serve as a member of such board, but only if nominated for election by affirmative vote of three-quarters of the members of the Board of Directors of the Bank, or of a nominating committee thereof, in office at the time of such first nomination;
provided, however, that such individual’s election or nomination did not result from an actual or threatened election contest (within the meaning of Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents (within the meaning of Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) other than by or on behalf of the Board of Directors of the Bank; or
     (v) any event which would be described in section 15(a)(i), (ii), (iii) or (iv) if the term “Company” were substituted for the term “Bank” therein.
In no event, however, shall a Change of Control be deemed to have occurred as a result of any acquisition of securities or assets of the Company, the Bank, or a subsidiary of either of them, by the Company, the Bank, or any subsidiary of either of them, or by any employee benefit plan maintained by any of them. For purposes of this section 15(a), the term “person” shall have the meaning assigned to it under sections 13(d)(3) or 14(d)(2) of the Exchange Act.
          (b) For purposes of this Agreement, a “Pending Change of Control” shall mean: (i) the signing of a definitive agreement for a transaction which, if consummated, would result in a Change of Control; (ii) the commencement of a tender offer which, if successful, would result in a Change of Control; or (iii) the circulation of a proxy statement seeking proxies in opposition to management in an election contest which, if successful, would result in a Change of Control.
          (c) Notwithstanding anything in this Agreement to the contrary, if the Executive’s employment with the Bank terminates due to death or disability within one (1) year after the occurrence of a Pending Change of Control and if a Change of Control occurs within two (2) years after such termination of employment, he (or in the event of his death, his estate) shall be entitled to receive the Standard Termination Entitlements and the Additional Termination Entitlements that would have been payable if a Change of Control had occurred on the date of his termination of employment and he had resigned with Good Reason immediately thereafter; provided, that payment shall be deferred without interest until, and shall be payable immediately upon, the actual occurrence of a Change of Control.
          (d) Notwithstanding anything in this Agreement to the contrary: (i) in the event of the Executive’s resignation within sixty (60) days after the occurrence of a Change of Control, he shall be entitled to receive the Standard Termination Entitlements and Additional Termination Entitlements that would be payable if his resignation were a resignation for Good Reason, without regard to the actual circumstances of his resignation; and (ii) for a period of one (1) year after the occurrence of a Change of Control, no discharge of the Executive shall be deemed a discharge with Cause unless the votes

EXHIBIT 10.24
contemplated by section 11(a) of this Agreement are supported by at least two-thirds of the members of the Board at the time the vote is taken who were also members of the Board immediately prior to the Change of Control.
          (e) Notwithstanding anything in this Agreement to the contrary, for purposes of computing the Additional Termination Entitlements due upon a termination of employment that occurs, or is deemed to have occurred, after a Change of Control, the Remaining Unexpired Employment Period shall be deemed to be three (3) full years.
          Section 16. Covenant Not To Compete.
          The Executive hereby covenants and agrees that, in the event of his termination of employment with the Bank prior to the expiration of the Employment Period, for a period of one year following the date of his termination of employment with the Bank, he shall not, without the written consent of the Company, become an officer, employee, consultant, director or trustee of any savings bank, savings and loan association, savings and loan holding company, bank or bank holding company, or any direct or indirect subsidiary or affiliate of any such entity, that entails working within any city or county in the State of New Jersey or any other county in which the Company or the Bank maintains an office (“Competitive Market”); provided, however, that this section 16 shall not apply if the Executive is entitled to the Additional Termination Entitlements.
          Section 17. Confidentiality.
          Unless he obtains the prior written consent of the Company, the Executive shall keep confidential and shall refrain from using for the benefit of himself, or any person or entity other than the Company or any entity which is a subsidiary of the Company or of which the Company is a subsidiary, any material document or information obtained from the Company, or from its parent or subsidiaries, in the course of his employment with any of them concerning their properties, operations or business (unless such document or information is readily ascertainable from public or published information or trade sources or has otherwise been made available to the public through no fault of his own) until the same ceases to be material (or becomes so ascertainable or available); provided, however, that nothing in this section 17 shall prevent the Executive, with or without the Company’s consent, from participating in or disclosing documents or information in connection with any judicial or administrative investigation, inquiry or proceeding to the extent that such participation or disclosure is required under applicable law.
          Section 18. Solicitation.
          The Executive hereby covenants and agrees that, for a period of one year following his termination of employment with the Bank, he shall not, without the written consent of the Company and the Bank, either directly or indirectly:
          (a) solicit, offer employment to, or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Company, the Bank or any of their respective subsidiaries or affiliates to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits or making loans, that conducts business within the Competitive Market;
          (b) provide any information, advice or recommendation with respect to any such officer or employee to any savings bank, savings and loan association, bank, bank holding company,

EXHIBIT 10.24
savings and loan holding company, or other institution engaged in the business of accepting deposits, or making loans, that conducts business within the Competitive Market, that is intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing such officer to terminate his employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to such other entity;
          (c) solicit, provide any information, advice or recommendation or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any customer of the Company to terminate an existing business or commercial relationship with the Company.
          Section 19. No Effect on Employee Benefit Plans or Programs.
          The termination of the Executive’s employment during the term of this Agreement or thereafter, whether by the Bank or by the Executive, shall have no effect on the rights and obligations of the parties hereto under the Bank’s qualified or non-qualified retirement, pension, savings, thrift, profit-sharing or stock bonus plans, group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans or such other employee benefit plans or programs, or compensation plans or programs, as may be maintained by, or cover employees of, the Bank from time to time; provided, however, that nothing in this Agreement shall be deemed to duplicate any compensation or benefits provided under any agreement, plan or program covering the Executive to which the Bank is a party and any duplicative amount payable under any such agreement, plan or program shall be applied as an offset to reduce the amounts otherwise payable hereunder.
          Section 20. Successors and Assigns.
          This Agreement will inure to the benefit of and be binding upon the Executive, his legal representatives and testate or intestate distributees, and the Bank and its successors and assigns, including any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the assets and business of the Bank may be sold or otherwise transferred. Failure of the Bank to obtain from any successor its express written assumption of the Bank’s obligations hereunder at least 60 days in advance of the scheduled effective date of any such succession shall be deemed a material breach of this Agreement.
          Section 21. Notices.
          Any communication required or permitted to be given under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other party:
          If to the Executive:
151 Prospect Ave. Apt 6e1
Hackensack, New Jersey 07601

EXHIBIT 10.24
          If to the Bank:
Hudson City Savings Bank,
West 80 Century Road
Paramus, New Jersey 07652-1473

Attention: Chairman, Human Resources Committee
with a copy to:
Thacher Proffitt & Wood llp
Two World Financial Center
New York, New York 10281
Attention: W. Edward Bright, Esq.
          Section 22. Indemnification for Attorneys’ Fees.
          The Bank shall indemnify, hold harmless and defend the Executive against reasonable costs, including legal fees and expenses, incurred by him in connection with or arising out of any action, suit or proceeding (including any tax controversy) in which he may be involved, as a result of his efforts, in good faith, to defend or enforce the terms of this Agreement; provided, however, that the Executive shall have substantially prevailed on the merits pursuant to a judgment, decree or order of a court of competent jurisdiction or of an arbitrator in an arbitration proceeding, or in a settlement. For purposes of this Agreement, any settlement agreement which provides for payment of any amounts in settlement of the Bank’s obligations hereunder shall be conclusive evidence of the Executive’s entitlement to indemnification hereunder, and any such indemnification payments shall be in addition to amounts payable pursuant to such settlement agreement, unless such settlement agreement expressly provides otherwise.
          Section 23. Severability.
          A determination that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.
          Section 24. Waiver.
          Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant, or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.
          Section 25. Counterparts.
          This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

EXHIBIT 10.24
          Section 26. Governing Law.
          Except to the extent preempted by federal law, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey applicable to contracts entered into and to be performed entirely within the State of New Jersey. The federal and state courts having jurisdiction in Bergen County, New Jersey shall have exclusive jurisdiction over any claim, action, complaint or lawsuit brought under the terms of this Agreement or in any way relating to the rights or obligations of any person under, or the acts or omissions of the Bank, the Board or any duly authorized person acting on their behalf in relation to the Agreement. By executing this Agreement, the Executive, for himself and any other person claiming any rights under the Agreement through him, agrees to submit himself, and any such legal action described herein that he shall bring, to the sole jurisdiction of such courts for the adjudication and resolution of such disputes.
          Section 27. Headings and Construction.
          The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section. Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated.
          Section 28. Entire Agreement; Modifications.
          This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements (including, without limitation, the Prior Agreement), understandings or representations relating to the subject matter hereof. No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto.
          Section 29. Non-Duplication.
          In the event that the Executive shall perform services for the Company or any other direct or indirect subsidiary or affiliate of the Company or the Bank, any compensation or benefits provided to the Executive by such other employer shall be applied to offset the obligations of the Bank hereunder, it being intended that this Agreement set forth the aggregate compensation and benefits payable to the Executive for all services to the Bank, the Company and all of their respective direct or indirect subsidiaries and affiliates.
          Section 30. Relative Obligations of the Bank and the Company.
          If the Executive performs services for both the Bank and the Company, any entitlement of the Executive to severance compensation and other termination benefits under this Agreement shall be determined on the basis of the aggregate compensation payable to the Executive by the Bank and the Company, and liability therefor shall be apportioned between the Bank and the Company in the same manner as compensation paid to the Executive for services to each of them.
          Section 31. Required Regulatory Provisions.
          The following provisions are included for the purposes of complying with various laws, rules and regulations applicable to the Bank:
          (a) Notwithstanding anything herein contained to the contrary, in no event shall the aggregate amount of compensation payable to the Executive under section 12 hereof (exclusive of amounts described in section 9(a) and exclusive of amounts described in sections 12(b)(vi) and 12(b)(vii)

EXHIBIT 10.24
to the extent such amounts are attributable to stock options, stock appreciation rights and/or shares that are vested on the date of the Executive’s termination of employment, without regard to any actual or deemed acceleration triggered by such termination) exceed three times the Executive’s average annual total compensation for the last five consecutive calendar years to end prior to his termination of employment with the Bank (or for his entire period of employment with the Bank if less than five calendar years).
          (b) Notwithstanding anything herein contained to the contrary, any payments to the Executive by the Bank, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. §1828(k), and any regulations promulgated thereunder and Federal Deposit Insurance Corporation regulation 12 CFR Part 359, Golden Parachute and Indemnification Payments.
          (c) Notwithstanding anything herein contained to the contrary, if the Executive is suspended and/or temporarily prohibited from participating in the conduct of the affairs of the Bank pursuant to a notice served under section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. §1818(e)(3) or 1818(g)(1)), the Bank’s obligations under this Agreement shall be suspended as of the date of service of such notice, unless stayed by appropriate proceedings. If the charges in such notice are dismissed, the Bank, in its discretion, may (i) pay to the Executive all or part of the compensation withheld while the Bank’s obligations hereunder were suspended and (ii) reinstate, in whole or in part, any of the obligations which were suspended.
          (d) Notwithstanding anything herein contained to the contrary, if the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. §1818(e)(4) or (g)(1)), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the Bank and the Executive shall not be affected.
          (e) Notwithstanding anything herein contained to the contrary, if the Bank is in default (as defined in section 3(x)(1) of the Federal Deposit Insurance Act), all obligations of the Bank under this Agreement shall terminate as of the date of default, but vested rights of the Bank and the Executive shall not be affected.
          (f) Notwithstanding anything herein contained to the contrary, all prospective obligations of the Bank hereunder shall be terminated, except to the extent that a continuation of this Agreement is necessary for the continued operation of the Bank: (i) by the Director of the Office of Thrift Supervision (“OTS”) or his or her designee, at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in section 13(c) of the Federal Deposit Insurance Act; or (ii) by the Director of the OTS or his or her designee at the time such Director or designee approves a supervisory merger to resolve problems related to the operation of the Bank or when the Bank is determined by such Director to be in an unsafe or unsound condition.
The vested rights of the parties shall not be affected. If and to the extent that any of the foregoing provisions is not, or shall cease to be, required by applicable law, rule or regulation, the same shall became inoperative in the case of the Bank as though eliminated by formal amendment of this Agreement.

EXHIBIT 10.24
          IN WITNESS WHEREOF, the Bank and the Company have caused this Agreement to be executed and the Executive has hereunto set his hand, all as of the day and year first above written.

John M. Tassillo

Hudson City Savings Bank
Attest:

By		By

	Veronica Olszewski	Ronald E. Hermance Jr.
	Senior Vice President and Corporate Secretary	Chairman of the Board of Directors, President and Chief Executive Officer

[Seal]